FIRST AMENDMENT TO
SHAREHOLDER RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT (this “First Amendment”), dated as of December 19, 2024, by and between STRATASYS LTD., an Israeli company (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as rights agent (the “Rights Agent”), amends the Shareholder Rights Agreement, dated as of December 21, 2023, between the Company and the Rights Agent (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent have executed and entered into the Agreement;

WHEREAS, Section 28 of the Agreement provides, among other things, that the Company may from time to time, and the Rights Agent shall, if directed by the Company, supplement or amend this Agreement without the approval of any holders of Right Certificates to make any other provisions with respect to the Rights which the Company may deem necessary or desirable (provided, among other things, that, from and after such time as any Person becomes an Acquiring Person, certain conditions must be met);

WHEREAS, to the knowledge of the Company, no Person has become an Acquiring Person;

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company to amend the Agreement by extending the Final Expiration Date to the Close of Business on December 19, 2025; and

WHEREAS, the Company has provided an Officer’s Certificate in compliance with the terms of Section 28 of the Agreement, attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto amend the Agreement as follows:

AGREEMENT

1. Amendment of Section 7(a). Paragraph (a) of Section 7 of the Agreement is amended in its entirety to read as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Issuance Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Ordinary Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on December 19, 2025 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2. Amendment of Exhibits. The exhibits of the Agreement shall be deemed amended in a manner consistent with this First Amendment.

3. Effect of this First Amendment. It is the intent of the parties that this First Amendment constitutes an amendment of the Agreement as contemplated by Section 28 thereof. This First Amendment shall be deemed effective immediately prior to the Close of Business on the date hereof (that is, immediately prior to the expiration of the Rights under Section 7(a) of the Agreement prior to its amendment under Section 1 above) as if executed by both parties hereto at such time on such date. Except as expressly provided in this First Amendment, the terms of the Agreement remain in full force and effect.

4. Severability. If any term, provision, covenant or restriction of this First Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this First Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Governing Law. This First Amendment shall be deemed to be a contract made under the laws of the State of Israel and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, other than with respect to the duties and rights of the Rights Agent under Sections 18-21 hereunder which shall be governed by and construed in accordance with the laws of the State of New York.

6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this First Amendment and shall be ignored in the construction and interpretation hereof.

7. Further Assurances. Each of the parties to this First Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this First Amendment, the Agreement and any transactions contemplated hereunder and thereunder.

8. Counterparts. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be duly executed as of the date first above written.

STRATASYS LTD.

By:	/s/ Yoav Zeif
	Name:	Yoav Zeif
	Title:	Chief Executive Officer

By:	/s/ Eitan Zamir
	Name:	Eitan Zamir
	Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Margaret B. Lloyd
	Name:	Margaret B. Lloyd
	Title:	Vice President

[Signature Page to First Amendment to Shareholder Rights Agreement]

EXHIBIT A

OFFICER’S CERTIFICATE

December 19, 2024

Pursuant to Section 28 of the Shareholder Rights Agreement, dated as of December 21, 2023 (the “Rights Agreement”), between Stratasys Ltd., an Israeli company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”), the undersigned officer of the Company does hereby certify that the First Amendment to Shareholder Rights Agreement, to be entered into as of the date hereof by and between the Company and the Rights Agent, is in compliance with the terms of Section 28 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first above written.

By:	/s/ Yoav Zeif
Name:	Yoav Zeif
Title:	Chief Executive Officer